Exhibit 10.10

English Translation

Labor Contract

between

Reshuffle Technology (Shanghai) Co., Ltd.

and

Column A

in Shanghai , China

Date: Column B

Labor Contract

(Agreement No.:             )

Party A: Reshuffle Technology (Shanghai) Co., Ltd.

Address:

Postal code:

Party B: Column A	Identity card number: Column C

Address: Column D	Tel.: Column E

Postal code:

In accordance with the Labor Law of the People’s Republic of China, the Personnel System of Quan Toodou Network Science and Technology Co., Ltd. and Reshuffle Technology (Shanghai) Co., Ltd., as well as relevant state laws and regulations, Reshuffle Technology (Shanghai) Co., Ltd. (hereinafter referred to as “Party A”) and                      (hereinafter referred to as “Party B”), abiding by the principles of free will, equality and consensus by negotiations, hereby enter into and agree to be bound by this Contract.

Article 1 Term

1.1	Term

1.1.1	The term of this Contract is the term as set out in Article 1.1.1.1 below:

1.1.1.1	Fixed term: the term of this Contract is Column F years, commencing on Column G and ending on Column H_, unless any of the circumstances as set forth in laws, regulations and Article 6 hereof occurs that serves as the basis for cancellation of this Contract (hereinafter referred to as the “Employment Period”).

1.1.1.2	Open-ended term: the term of this Contract commences on / until the occurrence of any statutory condition serving as the basis for termination.

1.1.1.3	Term subject to fulfillment of certain tasks: the term of this Contract commences on / until the fulfillment of certain tasks.

1.1.2	If Party B’s actual commencement time of employment is inconsistent with the agreed commencement time of employment, the time when Party B commences to perform his job duties shall be deemed as the commencement time of this Contract. An employment relationship is established between both parties as of that date.

1.2	Probationary period:

1.2.1	The probationary period of this Contract is / months, commencing on / and ending on / .

1.2.2	Within the probationary period, if Party A ascertains that Party B is proven to be disqualified for employment conditions (including recruitment conditions, job responsibilities, job description, etc) and the conditions as specified in Party A’s rules, regulations, employee handbook, or Party B is found to have met any condition as set out in Article 39 and Article 40, Paragraph 1 of the Labor Law, Party A may cancel this Contract at any time. Upon completion of the probationary period, each party has the right to cancel this Contract without paying any economic compensation to the other party. If a party causes economic losses to the other party due to its obvious fault within the probationary period, the faulty party shall bear the corresponding liability for compensation at the time of cancellation.

Article 2 Conditions of Employment

2.1	Party B shall enter into a labor contract with Party A (hereinafter referred to as the “Labor Contract” and this Labor Contract shall remain in force.

2.2	Party B shall:

2.2.1	reach the statutory age of employment;

2.2.2	meet the employment conditions specified by the state and the place where Party A is registered;

2.2.3	have the working ability;

2.2.4	the conditions necessary for the job and responsibilities in Article 3 hereof given by Party A in recruiting employees, including, but not limited to, educational background, working seniority, job experience, etc.

2.3	The personal information provided by Party B to Party A shall be true, accurate, complete and effective and free and clear of any falsehood or intentional concealment. The personal information includes, but is not limited to, diploma, job experience, scientific research achievements, professional title, identity certificate, etc.

Article 3 Work Place, Position and Job Responsibilities

3.1	Party A will arrange Party B to hold the position of Column I in Department in region. Party B must fulfill the work in compliance with time, quality and quantity requirements on the basis of the job responsibilities determined by Party A.

3.2	Within the Employment Period, Party B shall accept the guidance and supervision by his superior. Party B acknowledges and agrees that he bears the liability of good faith and due care to Party A and its affiliates, will safeguard the interests of Party A and its affiliates in performing personal duties or otherwise, will not damage the interests of Party A and its affiliates and not undertake any business activity that, at the judgment of Party A, conflicts with Party B’s responsibilities hereunder, regardless of whether any such activity is intended to bring gains, profits or other financial benefits to Party B.

3.3	Party A may, by written notice to Party B, adjust Party B’s position, work place, corresponding salary and working hours depending on internal rules, company’s business operations or adjustment of company’s organization structure or Party B’s health status or working ability or result of assessment on Party B, and Party B shall obey any such job arrangements.

Article 4 Working Hours

4.1	With approval of relevant authority, Party A adopts the non-fixed working hour system and comprehensively calculated working hour system.

4.2	Party B’s working hours are subject to the state laws and regulations currently in force. Within the Employment Period, Party B shall exercise his best endeavors to fully devote his working hours, attention and energy to performing his job duties hereunder and shall perform his personal responsibilities in strict accordance with the terms and conditions hereunder and subject to the management and directions of his superior.

4.3	Party B may carry out the flexible working hours depending on the progress of project, but subject to compliance with the state laws and regulations currently in effect.

Article 5 Working Compensation

5.1	Based on Party A’s current pay scale, it is determined that Party B’s salary is RMB (before tax) (in words: ), including the allowances, subsidies, etc stipulated by the government. The salary for the probationary period is RMB / (before tax) (in words: / ), including the allowances, subsidies, etc stipulated by the government.

5.2	On the 25th day of each month or no later than the last calendar day of that month, Party A shall pay Party B by bank transfer the working compensation for the period from the 26th day of last month to the 25th day of current month, which is evidenced by the payment voucher issued by the bank. If the salary cannot be deposited into Party B’s salary card on time and in full for any cause attributable to Party B, the responsibility shall be borne by Party B.

5.3	Party B shall pay individual income tax in accordance with the regulations of the taxing authority. Party A will make corresponding deductions from Party B’s monthly salary and pay the same to the taxing authority concerned for and on behalf of Party B.

Article 6 Labor Insurance and Benefits

6.1	Party A shall procure various insurances specified by the state for Party B at the designated institutions regularly pursuant to state regulations. Party B shall bear the portion of social insurances payable by himself in accordance with laws and regulations and any such portion will be deducted accordingly by Party A from Party B’s monthly salary and paid to the social security entity for and on behalf of Party B.

6.2	Party B is entitled to the statutory holidays, marriage leave, funeral leave, home visit leave, family planning leave and other leaves stipulated by the state. A regular employee is also entitled to a 10-day paid annual leave, including the paid annual leave stipulated by the state.

6.3	If Party A cannot handle the said benefits for Party B’s reasons (including, without limitation, failure to timely provide labor handbook and relevant certificates and transferring housing provident fund account), Party B shall bear the losses related thereto and Party A shall bear no liability in connection therewith.

Article 7 Modification, Cancellation and Termination of Contract

7.1	Modification of contract

7.1.1	Except for the circumstances set forth herein, both parties may negotiate to modify the contents of this Contract;

7.1.2	When major changes take place in the objective conditions serving as the basis for the conclusion of this Contract and prevent it from being implemented and a party requests to make modifications to this Contract, the requesting party shall deliver the request of modifications in writing to the other party. The other party shall reply within 15 days and if failing to do so, shall be deemed giving no consent to such modifications. Both parties may cancel this Contract through negotiations or in accordance with law.

7.2	Cancellation of contract

7.2.1	Cancellation by Party A

7.2.1.1	Party A may cancel this Contract after negotiations with Party B.

7.2.1.2	Party A may at any time cancel this Contract if:

7.2.1.2.1	Party B is proven within the probationary period to be disqualified for employment;

7.2.1.2.2	Party B materially breaches Party A’s labor disciplines, employee handbook or rules;

7.2.1.2.3	Party B’s serious dereliction of duties or illicit act for personal gains causes material losses of more than RMB5,000 (inclusive) to Party A;

7.2.1.2.4	Party B also establishes an employment relationship with other employer and as a result thereof, the implementation of Party A’s tasks is greatly influenced to losses of more than RMB5,000. Or Party B refuses to rectify that act upon being requested to do by Party A.

7.2.1.2.5	The personal information provided by Party B to Party A is false (including, but not limited to: severance certificate, identity certificate, household registration certificate, diploma, etc are false or forged; any mental illness, infectious disease or other illness greatly affecting the work suffered prior to applying for the job is not stated upon application for the job; any serious punishment given by other employer like demerit record, remaining on probation within the factory, dismissal or removal or any misdeed like drug abuse existing prior to applying for the job is not stated upon application for the job; any reeducation through labor, penal servitude or pursuit of criminal responsibility in accordance with law occurring prior to applying for the job is not stated upon application for the job, and so on) or Party B, by way of deception or coercion or taking advantage of Party A’s difficulties, force Party A to enter into or modify this Contract against Party A’s true will;

7.2.1.2.6	Party B is pursued for his criminal responsibility in accordance with law, reeducated through labor or transferred to a public security organ for reeducation.

7.2.1.3	Party A shall cancel this Contract upon thirty days notice to Party B or pay Party B one month’s salary in lieu of that notice period if:

7.2.1.3.1	Party B cannot take up his original job or any other kind of new job assigned by Party A after completion of specified medical treatment for his illness or injury not suffered during work.

7.2.1.3.2	Party B is incompetent at his job and remains so even after training or after readjustment of his work post and Party B refuses to obey Party A’s work arrangements and labor management.

7.2.1.3.3	No Contract on an amendment of this Contract can be reached through consultation between both parties when major changes occur to the objective conditions, such as merger, division, joint venture, restructuring, change in line of production, technical innovation, adjustment of operating mode, relocation by reason of pollution control, etc, or Party B’s production or work post does not exist, preventing this Contract from being implemented.

7.2.1.3.4	Party A’s production and operations are in serious difficulties.

7.2.2	Cancellation by Party B

7.2.2.1	Party B may cancel this Contract after negotiations with Party A.

7.2.2.2	Normally, Party B shall cancel this Contract upon thirty days written notice to Party A. Within the probationary period, Party B shall cancel this Contract upon three days notice to Party A. If Party B cancels this Contract in the absence of that advance notice, Party A is entitled not to handle the procedures. The costs paid by Party A in connection with the employment of Party B, training expenses paid for Party B and actual losses caused to Party A shall be borne by Party B.

7.2.2.3	Party B may cancel this Contract in following circumstances: Party B is forced to work by Party A by means of violence, threat or illegal restriction of personal freedom; Party B’s operations are dangerous due to illicit command or forcible order of Party A, thus endangering Party B’s safety; Party A fails to pay the salary on time and in full for its reason; any of the other circumstances stipulated by laws and administrative regulations occurs.

7.3	Termination of contract

This Contract automatically terminates if:

7.3.1	This Contract expires;

7.3.2	Party B commences to receive basic pension insurance benefits in accordance with law;

7.3.3	Party B dies or is declared dead or missing by a people’s court;

7.3.4	Party A is declared bankrupt in accordance with law;

7.3.5	Party A’s business license is revoked or it is ordered to be wound up or canceled or it decides to be dissolved prematurely;

7.3.6	Other circumstances stipulated by laws and administrative regulations.

7.4	If this Contract is cancelled or terminated in accordance with law, Party B shall deal with the work handover within 10 days prior to the separation from Party A. The specifics of work handover include, but are not limited to the following:

7.4.1	Handover of work

7.4.2	Handover of articles

7.4.3	Handover of monies

The above handovers are subject to the signing (for confirmation) by Party B and the person designated by Party A for takeover and also to the examination by and the filing with Party A.

Article 8 Confidentiality and Non-competition

8.1	Party B shall keep Party A’s business secrets confidential and fully comply with the confidentiality obligations as set out in the Confidential Information, Invention Assignment and Non-Competition Agreement.

8.2	Party A has the right to decide the applicability of non-competition and the non-competition provisions in the Confidential Information, Invention Assignment and Non-Competition Agreement to Party B.

Article 9 Indemnity for Default

9.1	The party breaching this Contract shall bear the liability for economic compensation if the other party suffers from economic losses as a result thereof.

9.2	If Party B receives the training financed by Party A throughout the term of this Contract and as a result thereof, the term of this Contract has to be extended, both parties shall enter into a separate contract. If Party B has received the training financed by Party A within the term of this Contract and resigns for his personal reason or without permit, Party B shall compensate the training expenses according to the regulations.

9.3	Where Party B breaches this Contract and the confidentiality obligations and non-competition clauses of the Confidential Information, Invention Assignment and Non-Competition Agreement, Party A has the right to demand Party B to compensate the losses and pay the liquidated damages, as specifically set out in the Confidential Information, Invention Assignment and Non-Competition Agreement.

Article 10 Labor Dispute

10.1	Any labor dispute arising in connection with the performance of this Contract between both parties is subject to labor dispute proceedings.

10.2	Any labor dispute may be settled by both parties through negotiations or submitted to the enterprise’s labor dispute mediation committee for mediation. If no agreement has been reached within 30 days upon commencement of that mediation, any such dispute may be submitted to the Shanghai Labor Arbitration Commission for arbitration.

10.3	The party disagreeing with the arbitral award may bring a lawsuit before the people’s court in the place where Party A is domiciled within 15 days of receipt thereof.

Article 11 Miscellaneous

11.1	This Contract is executed in duplicate, with each party hereto retaining one copy, and becomes effective upon signature (stamping) by both parties. Both copies shall have the same legal effect.

11.2	If the provisions of this Contract are inconsistent with the relevant disciplines, laws, regulations and rules of the state and the company, the relevant state laws, regulations and policies or Party A’s management rules shall prevail.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

Party A:	Party B:

[seal: Reshuffle Technology (Shanghai) Co., Ltd.]	/s/ Column A

/s/ Wei Wang

Signing date: Column J	Signing date: Column J

Attachment: Confidential Information, Invention Assignment and Non-Competition Agreement

CONFIDENTIAL INFORMATION, INVENTION

ASSIGNMENT AND NON-COMPETITION

AGREEMENT

As a condition of my employment with RESHUFFLE TECHNOLOGY (SHANGHAI) CO., LTD. (PRC) (the “Company” and, together with all of its direct or indirect parent companies, subsidiaries or subsidiaries of its parent companies, collectively referred to as the “Company Group”) and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company. I agree to the following:

1	CONFIDENTIAL INFORMATION

1.1	Company Information. I agree at all times during the term of my employment and after termination to hold in the strictest confidence and not to use, except for the benefit of the Company Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. I understand that “Confidential Information” means any proprietary or confidential information of the Company Group, its affiliates, their clients, customers or their partners, and the Company Group’s licensors, including, without limitation. technical data, trade secrets, research and development information; product plans, services, customer lists and customers (including, but not limited to; customers of the Company Group on whom 1 called or with whom I became acquainted during the term of my employment), supplier lists and suppliers, software, developments. inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances or other business information disclosed to me by or obtained by me from the Company Group, its affiliates, their clients, customers or their partners, and the Company Group’s licensors either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.

1.2

Company Property. I understand that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with my work with or using the facilities of the Company Group are property of the Company Group and subject to inspection by the Company Group, at any time. Upon termination of my employment with the Company (or at any other time when requested by the Company), I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and will provide written certification of my compliance with this Agreement. Under no circumstances will I have following my termination, in my possession any property of the Company Group, or any documents or Materials or copies thereof containing any Confidential Information. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification- attached hereto as Exhibit B.

1.3	Former Employer Information. I agree that I will not, during my work with the Company. improperly used or disclose any trade secrets of any Other person or entity or proprietary information of any former employer or other person or entity with which I have an agreement or duty to keep in confidence such information and that I will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I agree to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting, from any use by the Company Group of such proprietary information or trade secrets improperly used or disclosed by me.

1.4

Third Party Information. I recognize that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or- proprietary information in the strictest confidence and not to disclose to ally person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company Group’s agreement with such third party.

2	INVENTIONS.

2.1

Inventions Retained and Licensed. I have attached hereto, as Exhibit A. a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company which belong to me, which relate to the Company Group’s proposed or current business, products or research and development, and which are not assigned to any member of the Company Group ‘hereunder (Collectively referred to as “Prior Inventions”); or if no such list is attached. I represent that, there are no such Prior Inventions. I agree that I will not incorporate any Prior Inventions into any products. Processes or machines of the Company Group; provided, however. that if in the course of my employment with the Company, I incorporate into it product, process or machine of the Company Group Prior invention owned by me or in Which I have an interest, I represent that I have all necessary rights, powers and authorization to use such Prior Invention in the manner it is used and such use will not infringe any right of any company, entity or person and, in such a circumstance, each member of the Company Group is hereby granted and shall have a nonexclusive, royalty-free, sublicensable, transferable, irrevocable, perpetual, worldwide license to make,’ have made modify, use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine.

I agree to indemnify the Company Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs for resolving disputes, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use, sublicensing, modification, transfer, or sale by the Company Group of such a Prior invention.

2.2

Assignment of Inventions. I agree that will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company or its designee, all right, title and interest in all inventions, designs, original works of authorship, processes, formulas, computer software programs, databases. developments, concepts, ,improvements or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws in China or anywhere else in the world, which I may solely or jointly conceive or develop or reduce to practice :or cause to he conceived or developed or reduced to practice, during the period of time I am in the employ or the Company (whether or not during business hours) that are either related to the scope of my employment with the Company or make use, in any manner, of the resources of the Company Group (collectively referred to as “Inventions”). I acknowledge that the Company shall be the sole owner of all rights, title and interest in the Inventions created hereunder.

I agree that I will promptly make full written disclosure to the Company, during the period of time in which I am in the employ of the Company (whether or not during business hours), the Inventions created by me (either solely or jointly with others) that are not related to the scope of my employment with the Company, and hereby assign to the Company or its designee, all my right in the Inventions to the Company or its designee. In the event the foregoing assignment of Inventions to the Company is ineffective for any reason, each member of the Company Group is hereby granted and shall have a royalty-tree, sublicensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify. use, sell and otherwise exploit such Inventions as part of or in connection with any product, process or machine. I also hereby forever waive and agree never to assert any and all rights I may have in or with respect to any Inventions.

Even after termination of my employment with the Company, I further acknowledge that all Inventions created by me (solely or jointly with others), to the extent permitted by applicable law...are “works made for hire” or “inventions made for hire.” as those terms may he defined in the People’s Republic of China (“PRC”) Copyright Law, the PRC Patent Law and the Regulations on Computer Software Protection, respectively, and all titles, rights and interests in or to such Inventions are or shall be vested in the Company.

2.3

Remuneration. I agree that the remuneration received by me pursuant to my employment agreement with the Company includes any bonuses or remuneration which I may be entitled to under applicable PRC law for any “works made for hire,” “inventions made for hire” or other Inventions assigned to the Company pursuant to this Agreement. Except otherwise provided by the PRC Law.

2.4	Maintenance of Records. I agree to keep and maintain adequate and current written records of all inventions. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will he available to and remain the sole property of the Company at all times.

2.5

Patent and Copyright Registrations. I agree to assist the Company, or its respective designees, at the expense of the Company, in every proper way to secure the Company’s rights in the Inventions in any and all countries, to further evidence, record and perfect any grant or assignment by me of the Inventions hereunder and to perfect, obtain, maintain, enforce and defend any rights so granted or assigned, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications; specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions. I further agree that my obligation to execute or cause to he executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or ‘physical incapacity or for any Other reason to secure my signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as set forth above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Inc.

3	CONFLICTING EMPLOYMENT. I agree that, during the term of my employment with the company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the company group is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the company without the prior written consent of the company.

4	NON-COMPETITION.

4.1

I agree that, during the term of my employment with the Company and for a period of twenty four (24) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, With or without notice. I will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director. Manager, agent, associate, investor, or otherwise for; (ii) directly or indirectly, own, purchase. organize or take preparatory steps for the organization of; (iii) design, finance, acquire, lease, operate, manage, invest in. work or consult for, any business, in competition with or otherwise similar to the business of the Company Group. The foregoing covenant shall cover my, activities in every part of the Territory in which I may conduct business during the term of such covenant as set forth above. “Territory” shall mean (i) the People’s Republic of China, (ii) Taiwan, (iii) the United States of America, and (iv) all other countries of the world: provided that, with respect to clauses (iii) and (iv), the Company Group derives it least ten percent (10%) of its gross revenues from such geographic area prior to the date of the termination of my relationship with the Company.

4.2

I acknowledge that I will derive significant value from the Company’s agreement to provide me with that Confidential ‘Information of the Company Group to enable me to optimize the performance of my duties for the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to. my obligation neither to disclose nor to use the Confidential Information of the Company Group other than for the Company Group’s exclusive benefit and my obligation not to compete contained in subsection (4.1) above, is necessary to protect the Confidential Information of the Company Group and. consequently, to preserve the value and. goodwill of the Company Group. I further acknowledge the time, geographic and scope limitations of my .obligations under subsection (4.1) above are reasonable, especially in light of the Company Group’s desire to protect their Confidential Information, and that I will not he precluded from gainful employment if I am obligated not .to compete with the Company Group during the period and within the Territory as described above.

4.3

The covenants contained in subsection (4.1) above shall be construed as a series of separate covenants, one .for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (4.1) above. lf, in any arbitration proceeding, the arbitration panel refuses to enforce any of such separate covenants (or any-Part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (4.1) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitation, as the case may be, then permitted by such law,

4.4	I further agree that I will be compensated by the Company in the total amount equal to the greater of (i) one month’s salary for each year of employment with the Company or (6) the minimum amount of compensation required by applicable law thereinafter referred to as the “Compensation”) upon the termination of my employment with the Company, if the company determines to apply the Non-Competition clause in subsection (4.1) of section 4 of this Agreement. The No-Competition Compensation will he paid by monthly installments.

5	NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the company, I hereby grant consent to notification by the company to my new employer about my rights and obligations under this agreement.

6	NON-SOLICITATION. I agree that, during the term of my employment with the company and for a period of twenty-four (24) months immediately following the termination of my relationship with the company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any employees of the company group to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the company group and/or any suppliers, customers or consultants of the company group, either for myself or for any other person or entity.

7	REPRESENTATIONS. I agree to execute any proper oath or verify any proper document required to carry out the terms of this agreement. I represent that my performance of all the terms of this agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

8	ARBITRATION AND EQUITABLE RELIEF.

8.1	Arbitration. I agree that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this agreement, shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall be conducted in Shanghai in accordance with the then applicable arbitration rules of CIETAC. Permitted by CIETAC, there shall be three (3) arbitrators. One arbitrator shall be selected by the company; one arbitrator shall be selected by me; and the third arbitrator either shall be assigned by CIETAC or be mutually selected by the company and me. The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The arbitration award shall be final, conclusive and binding on the parties to the arbitration. For the purpose of enforcement, judgment may be entered on the arbitration award in any court having jurisdiction. The company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

8.2

Injunction Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, notwithstanding Section 8(8.1) above, 1 agree that if I breach (or threaten a breach of) this Agreement, the Company will have available (to the extent allowed by applicable law), in addition to any other right or remedy available, the right to obtain an injunction .from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

9	GENERAL PRO VISIONS.

9.1	Terms and Conditions of Employment. I acknowledge that the terms and conditions of my employment With the Company are provided for in a separate employment agreement between me and the Company and no provision of this Agreement shall be construed as conferring upon me a right to be an employee of the Company.

9.2	Governing Law. This Agreement will he governed by the laws of the PRC.

9.3	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.4	Waiver and Severability. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

9.5	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns. Neither this Agreement nor any right hereunder or interest herein maybe assigned or transferred by me without the express prior written consent of the Company. The Company may assign its rights and obligations under this Agreement to a third party.

9.6	Application of this Agreement. I hereby agree that my obligations set forth in Sections I and 2 under this Agreement and the definitions of “Confidential Information” and “Inventions” contained therein shall be equally applicable to any work performed by me, and any Confidential Information and Inventions relating thereto, for the Company prior to the execution of this Agreement.

This Confidential Information and Invention Assignment Agreement is made effective as of the date on which I began my employment with the Company.

/s/ Column A

Signature of the Employee

Column J

Date

/s/ Wei Wang

Signature of the Company Representative

Column J

Date

Exhibit A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

Exhibit B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to [                    ], (the “Company”), its subsidiaries, parent companies. affiliates, successors or assigns (together, the “Company Group”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information, Non-Competition and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company Group, its affiliates or any of their employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from this date, (i) I will not hire any employees of the Company Group, (ii) I will not solicit, induce, recruit or encourage any of the Company Group’s employees to leave their employment, and (iii) I will not solicit or take away any of the Company Group’s suppliers, customers or consultants either for myself or for any other person or entity.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

	Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J
1	Wei Wang	March 23, 2010	350102197 305080452	N/A	N/A	Three	April 11, 2010	April 10, 2013	CEO	March 23, 2010
2	Yung King Lai	August 15, 2010	H0863318 900	Room 2003, Building 19, Golden Beilawei, Lane 619, Huangjincheng Road, Gubei	15901653 839	One	August 15, 2010	August 15, 2011	CFO	August 1, 2010